Exhibit 99.1
OneWater Marine Inc. Announces Fiscal Second Quarter 2023 Results
Strong execution drives record revenue as seasonality of boat sales continues to make a return
Fiscal Second Quarter 2023 Highlights
•Revenue increased 19% to $524 million, a new fiscal second quarter record
•Service, parts & other revenue grew 28% to $78 million
•Same-store sales increased 11%
•Gross profit margin of 28% remains strong
•Net income was $27 million in the quarter or $1.56 per diluted share
•Adjusted EBITDA1 of $52 million

BUFORD, GA – May 4, 2023 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal second quarter ended March 31, 2023.

“Our team once again showcased its ability to execute in a dynamic environment, delivering a 19% growth in sales during the quarter, on top of a 34% increase in the prior year period. Same store sales grew 11% year-over-year driven by a balance of unit and price increases. Additionally, our higher margin service, parts and other sales grew 28% in the quarter, bolstered by revenue from strategic acquisitions and organic growth,” commented Austin Singleton, Chief Executive Officer at OneWater. “As the industry continues to return to historical seasonal cycles with more normalized pricing and inventory levels, we will utilize our robust sales platform and inventory management tools to continue to outperform the industry, gain market share and create value for our shareholders,” concluded Mr. Singleton.

For the Three Months Ended March 31	2023	2022	$ Change	% Change
Revenues	(unaudited, $ in thousands)
New boat	$355,284	$290,020	$65,264	22.5%
Pre-owned boat	75,394	75,854	(460)	(0.6)%
Finance & insurance income	15,324	14,948	376	2.5%
Service, parts & other	78,329	61,305	17,024	27.8%
Total revenues	524,331	442,127	82,204	18.6%
Fiscal Second Quarter 2023 Results

Revenue for fiscal second quarter 2023 was $524.3 million, an increase of 18.6% compared to $442.1 million in fiscal second quarter 2022. The growth was primarily attributable to strong new boat sales and service, parts and other sales from acquired businesses. During fiscal second quarter 2023, same-store sales increased 11%, driven by increases in both units sold and average price per unit.

New boat revenue increased 22.5%, driven by an increase in unit sales and average unit price. Finance & insurance income increased 2.5% compared to the prior year quarter. Pre-owned boat revenue was flat, driven by an increase in unit sales, offset by a decrease in consignment revenue. Service, parts and other sales were up 27.8% compared to the prior year quarter, supported by the Company’s strategic focus on expanding its high margin, less cyclical revenue streams.

Gross profit totaled $146.7 million for fiscal second quarter 2023, up $4.2 million from $142.5 million for fiscal second quarter 2022. Gross profit margin of 28.0% decreased 420 basis points compared to the prior year period, driven by the normalization of new and pre-owned boat pricing, partially offset by meaningful contributions from higher margin service, parts & other revenue.

Fiscal second quarter 2023 selling, general and administrative expenses totaled $90.2 million, or 17.2% of revenue, compared to $75.5 million, or 17.1% of revenue, in fiscal second quarter 2022. Selling, general and administrative expenses as a percentage of revenue were flat compared to the prior year period, due primarily to increased marketing costs associated with increased boat show participation and higher costs associated with our service, parts & other business, offset by our ability to leverage our expense structure with the increase in same-store sales.

Net income for fiscal second quarter 2023 totaled $27.0 million, compared to $42.4 million in fiscal second quarter 2022. Earnings per diluted share for fiscal second quarter 2023 was $1.56 per diluted share, compared to $2.54 per diluted share in 2022. For fiscal second quarter 2023, interest expense increased $9.9 million compared to the prior year driven by an increase in the average outstanding borrowings and higher interest rates.

Fiscal second quarter 2023 Adjusted EBITDA1 decreased 21.7% to $51.8 million compared to $66.1 million for fiscal second quarter 2022.

As of March 31, 2023, the Company’s cash and cash equivalents balance was $61.0 million and total liquidity, including cash and availability under credit facilities, was in excess of $100.0 million. Total inventory as of March 31, 2023 increased to $593.3 million compared to $293.2 million on March 31, 2022, primarily driven by acquisitions completed during the year and the return of the traditional seasonal cycles where we build inventory over the winter months, peaking in the month of February as the summer selling season begins.

Total long-term debt as of March 31, 2023, was $463.2 million, and adjusted long-term net debt (net of $61.0 million cash)1 was 1.8 times trailing twelve-month Adjusted EBITDA1.
Fiscal Year 2023 Guidance

The Company is maintaining its previously issued fiscal full year 2023 outlook. For fiscal full year 2023, OneWater anticipates same store sales to be flat to up mid-single digits. Adjusted EBITDA2 is expected to be in the range of $200 million to $225 million and earnings per diluted share is expected to be in the range of $7.50 to $8.00.
Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal second quarter earnings on Thursday, May 4, 2023, at 8:30 am Eastern time. To access the conference call via phone, participants will need to register using the following link where they will be provided a phone number and access code:

https://register.vevent.com/register/BI3e0f42d0908c43108eb806d4af0dd81e

Alternatively, a live webcast of the conference call can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.
1See reconciliation of Non-GAAP financial measures below.
2See reconciliation of Non-GAAP financial measures below for a discussion of why reconciliations of forward-looking Adjusted EBITDA are not available without unreasonable effort.

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Revenues
New boat	$355,284	$290,020	$587,689	$526,218
Pre-owned boat	75,394	75,854	131,172	129,303
Finance & insurance income	15,324	14,948	24,258	24,255
Service, parts & other	78,329	61,305	147,871	98,623
Total revenues	524,331	442,127	890,990	778,399

Gross Profit
New boat	80,258	81,414	137,405	141,716
Pre-owned boat	17,214	19,895	32,688	33,974
Finance and insurance	15,324	14,948	24,258	24,255
Service, parts & other	33,901	26,285	62,334	43,562
Total gross profit	146,697	142,542	256,685	243,507

Selling, general and administrative expenses	90,193	75,492	168,031	134,588
Depreciation and amortization	5,637	4,727	11,330	6,476
Transaction costs	241	776	1,571	3,821
Change in fair value of contingent consideration	1,736	2,158	327	7,904
Income from operations	48,890	59,389	75,426	90,718

Other expense (income)
Interest expense – floor plan	5,472	1,048	10,251	1,925
Interest expense – other	8,604	3,097	16,188	4,626
Other (income) expense, net	(187)	109	(826)	657
Total other expense, net	13,889	4,254	25,613	7,208
Income before income tax expense	35,001	55,135	49,813	83,510
Income tax expense	7,964	12,781	11,348	17,670
Net income	27,037	42,354	38,465	65,840
Less: Net income attributable to non-controlling interests	(1,165)	(1,011)	(2,530)	(1,011)
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	(3,068)	(5,046)	(4,231)	(8,513)
Net income attributable to OneWater Marine Inc.	$22,804	$36,297	$31,704	$56,316

Earnings per share of Class A common stock – basic	$1.59	$2.62	$2.21	$4.14
Earnings per share of Class A common stock – diluted	$1.56	$2.54	$2.17	$4.02

Basic weighted-average Class A shares outstanding	14,340	13,864	14,318	13,619
Diluted weighted-average Class A shares outstanding	14,655	14,272	14,612	14,017

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except par value and share data)
(Unaudited)

	March 31, 2023	March 31, 2022
ASSETS
Cash	$60,976	$83,030
Restricted cash	10,707	5,927
Accounts receivable, net	81,040	82,725
Inventories, net	593,347	293,170
Prepaid expenses and other current assets	64,123	50,926
Total current assets	810,193	515,778
Property and equipment, net	117,326	77,658
Operating lease right-of-use assets	124,864	119,675
Other long-term assets	4,908	572
Deferred tax assets, net	6,980	31,152
Intangible assets, net	308,711	231,124
Goodwill	397,469	313,460
Total assets	$1,770,451	$1,289,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$33,450	$43,858
Other payables and accrued expenses	56,868	46,909
Customer deposits	59,020	63,514
Notes payable – floor plan	485,399	254,853
Current portion of operating lease liabilities	13,641	11,660
Current portion of long-term debt, net	23,919	17,294
Current portion of tax receivable agreement liability	2,363	915
Total current liabilities	674,660	439,003
Other long-term liabilities	13,585	26,060
Tax receivable agreement liability	43,991	45,290
Long-term operating lease liabilities	112,582	108,683
Long-term debt, net	439,256	321,448
Total liabilities	1,284,074	940,484

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity attributable to OneWater Marine Inc.	420,441	298,808
Equity attributable to non-controlling interests	65,936	50,127
Total stockholders’ equity	486,377	348,935
Total liabilities and stockholders’ equity	$1,770,451	$1,289,419

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Trailing twelve months ended March 31,
	2023	2022	2023
Net income	$27,037	$42,354	$125,236
Interest expense – other	8,604	3,097	24,763
Income tax expense	7,964	12,781	36,903
Depreciation and amortization	6,360	4,791	22,299
Change in fair value of contingent consideration	1,736	2,158	2,803
Loss on extinguishment of debt	—	—	356
Transaction costs	241	776	5,474
Other (income) expense, net	(187)	109	2,310
Adjusted EBITDA	$51,755	$66,066	$220,144

Long-term debt (including current portion)			$463,175
Less: cash			60,976
Adjusted long-term net debt			$402,199

Pro forma adjusted net debt leverage ratio			1.8	x
About OneWater Marine Inc.
OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 100 retail locations, 12 distribution centers / warehouses and multiple online marketplaces in 20 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.
Non-GAAP Financial Measures and Key Performance Indicators
This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted Long-Term Net Debt, as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non-GAAP forward-looking measures, including Adjusted EBITDA guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to acquisition contingent consideration and transaction costs. Acquisition contingent consideration and transaction costs are affected by the acquisition, integration and post-acquisition performance of our acquirees which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted EBITDA is not available without unreasonable effort.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) before interest expense – other, income tax expense, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in fair value of contingent consideration, gain (loss) on extinguishment of debt and transaction costs. See reconciliation above.
Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the change in fair value of contingent consideration, gain or loss on extinguishment of debt and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.
Adjusted Long-Term Net Debt
We define Adjusted Long-Term Net Debt as long-term debt (including current portion) less cash. We consider, and we believe certain investors and analysts consider, adjusted long-term net debt, as well as adjusted long-term net debt divided by trailing twelve-month Adjusted EBITDA, to be an indicator of our financial leverage.
Dealership Same-Store Sales
We define Dealership same-store sales as sales from our stores excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed stores are excluded from each comparative base period. We use Dealership same-store sales to assess the organic growth of our revenue on a same-store basis. We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.
Cautionary Statement Concerning Forward-Looking Statements
This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.
Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: effects of industry wide supply chain challenges including a heightened inflationary environment and our ability to maintain adequate inventory, changes in demand for our products and services, the seasonality and volatility of the boat industry, fluctuation in interest rates, adverse weather events, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of the COVID-19 pandemic and related governmental actions or restrictions on the Company’s business, risks related to the ability to realize the anticipated benefits of any proposed acquisitions, including the risk that proposed acquisitions will not be integrated successfully, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater Marine’s website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater Marine files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.
Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com